Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Astronics Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit[2]	Maximum Aggregate Offering Price[2]	Fee Rate	Amount of Registration Fee
Equity	Common Stock ($.01 par value)	Other	650,000	$30.61	$19,896,500	0.00015310	$3,046.15
Equity	Class B Common Stock ($.01 par value)	Other	650,000	$30.61	$19,896,500	0.00015310	$3,046.15
Total Offering Amounts					$39,793,000		$6,092.30
Total Fee Offsets							$—
Net Fee Due							$6,092.30
1 This Registration Statement registers 650,000 shares of common stock, par value $.01 per share ("Common Stock"), and 650,000 shares of Class B common stock, par value $.01 per share ("Class B Common Stock", and, together with the Common Stock, the "Shares"), of Astronics Corporation (the “Registrant”) that may be issued to eligible participants pursuant to the Registrant’s Amended and Restated 2017 Long Term Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional Shares of the Registrant that may be issuable under the Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Shares.
2 Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $30.61 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 21, 2025, which is within 5 business days of this filing.